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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM 11-K

(Mark One)

(x)  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
     OF 1934

     For the fiscal year ended December 31, 1999

     OR

( ) TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to ___________

Commission File Number 1-14933

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                             U.S. TRUST CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

B: Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                             U.S. TRUST CORPORATION
                              114 WEST 47TH STREET
                          NEW YORK, NEW YORK 10036-1532



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U.S. Trust Corporation has established the Employee Stock Purchase Plan (the
"Plan"). The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended.

REQUIRED INFORMATION

Financial statements and exhibits

(a)  Financial statements:

     These documents are listed in the index to Financial Statements
     (Exhibit 99)

(b)  Exhibits:

     Consent of Independent Accountants (Exhibit 23)



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, U.S. Trust Corporation has duly caused this Annual Report on Form 11-K for the fiscal year ended December 31, 1999 to be signed on its behalf by the undersigned hereunto duly authorized.



                                            U.S. Trust Corporation
                                            Employee Stock Purchase Plan

DATE: March 30, 2000                        By /s/Patricia W. McGuire
     ----------------                          ---------------------------------
                                            Patricia W. McGuire
                                            Managing Director
                                            Chairman of Administrative Committee